News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Exhibit 99.1

Investor Contact:	Media Contact:
Melissa Nigro (610) 902-6206	James Ely (610) 902-6010
melissa.nigro@airgas.com	jim.ely@airgas.com
For release:                Immediately
Airgas Reports Record First Quarter Earnings per Share of $0.38
RADNOR, PA – July 27, 2005 — Airgas, Inc., (NYSE: ARG), the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products, today reported strong growth in sales, operating income and net earnings for its first quarter ended June 30, 2005. Net earnings for the quarter grew 34% to $29.6 million, or $0.38 per diluted share, compared to $22.1 million, or $0.29 per diluted share, in the same period a year ago.
First quarter sales increased 27% to $691 million reflecting continued same-store sales growth and acquisitions. Total same-store sales were up 12% compared to the same quarter a year ago, with gas and rent up 10% and hardgoods up 14%, reflecting pricing actions and strength across customer segments.
“We delivered another strong quarter, growing EPS by 31%, as we capitalized on good market conditions. We had exceptional results in our strategic growth categories of medical, specialty and bulk gas and safety products,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “Our leading market position and solid execution are contributing to steady growth of sales and earnings.”
“Demand continued to be quite strong,” added McCausland. “Same-store sales of hardgoods led the way again in the quarter, with gas and rent sales reaching double-digit growth, driven by strong volumes and pricing. The pricing actions also helped improve our operating margin by 30 basis points to 9.2%.”
Adjusted debt increased $57 million in the quarter, as the Company completed four acquisitions with annual sales totaling nearly $100 million. Free cash flow for the quarter ended June 30, 2005 was $7 million compared to a negative $9 million in the quarter ended June 30, 2004. Low or negative free

Airgas 1Q Earnings Release/Page 2 of 8
cash flow is typical in the first quarter due to fiscal year-end related payments. The definition of free cash flow, a reconciliation to the Consolidated Statement of Cash Flows, the definition of adjusted debt and a reconciliation to the Balance Sheet are included herein.
McCausland continued, “We have the right strategic focus and are committed to disciplined growth. Our customer markets are strong, we are executing well, and our fiscal 2006 outlook remains robust. We expect to earn $0.37 to $0.39 per share in our second quarter, and we are increasing our full year EPS guidance to $1.50 to $1.56.”
The Company will conduct an earnings teleconference on Thursday July 28, 2005, beginning at 11:00 a.m. Eastern Time. Access the teleconference by calling (800) 565-5442. This press release, slides to be presented during the Company’s teleconference and information about how to access a live and on-demand webcast of the teleconference are available in the ‘Investor Info’ section on the Company’s Internet site www.airgas.com. The telephone replay will be accessible for one week starting July 28th at 1 p.m. Eastern Time by calling (888) 203-1112 and entering passcode 1512394.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. Its 10,000 employees work in about 900 locations including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
Forward-Looking Statements
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the Company’s leading market position and solid execution contributing to steady growth of sales and

Airgas 1Q Earnings Release/Page 3 of 8
earnings; having the right strategic focus and commitment to disciplined growth; a robust fiscal 2006 outlook; and earnings expectations for the second fiscal quarter and full year. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the success of the Company’s ability to grow sales and market share; customer acceptance of price increases; the successful integration of acquisitions; an economic downturn; increased industry competition; adverse changes in customer buying patterns; significant fluctuations in interest rates; political and economic uncertainties associated with current world events; and other factors described in the Company’s reports, including Form 10-K dated March 31, 2005 filed by the Company with the Securities and Exchange Commission.
Consolidated statements of earnings, consolidated condensed balance sheets, consolidated statements of cash flows, and a reconciliation of non-GAAP financial measures follow.

Airgas 1Q Earnings Release/Page 4 of 8
AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2005	2004
Net sales	$690,675	$544,017

Costs and expenses:
Cost of products sold (excl. deprec.)	342,864	266,221
Selling, distribution and administrative expenses	253,945	204,062
Depreciation	29,259	23,929
Amortization	1,299	1,433

Total costs and expenses	627,367	495,645

Operating income	63,308	48,372

Interest expense, net	(13,945)	(11,855)
Discount on securitization of trade receivables (a)	(1,848)	(830)
Other income, net	911	422

Earnings before income tax expense and minority interest	48,426	36,109

Income tax expense	18,257	13,541

Earnings before minority interest	30,169	22,568

Minority interest in earnings of consolidated affiliate	(522)	(452)

Net earnings	$29,647	$22,116

Basic earnings per share	$0.39	$0.30

Diluted earnings per share	$0.38	$0.29

Weighted average shares outstanding:
Basic	76,300	74,200
Diluted	78,000	76,200
See attached notes.

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AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands)

	(Unaudited)
	June 30,	March 31,
	2005	2005
ASSETS
Cash	$35,299	$32,640
Trade accounts receivable, net (a)	150,454	148,834
Inventories, net	231,256	221,609
Deferred income tax asset, net	35,455	26,263
Prepaid expenses and other current assets	28,645	36,911

TOTAL CURRENT ASSETS	481,109	466,257

Plant and equipment, net	1,312,856	1,269,342
Goodwill	540,504	511,196
Other intangible assets, net	16,571	16,507
Other non-current assets	25,870	28,561

TOTAL ASSETS	$2,376,910	$2,291,863

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable, trade	$129,793	$143,208
Accrued expenses and other current liabilities	194,521	183,132
Current portion of long-term debt	6,886	6,948

TOTAL CURRENT LIABILITIES	331,200	333,288

Long-term debt	812,950	801,635
Deferred income tax liability, net	302,956	282,186
Other non-current liabilities	24,264	24,391
Minority interest in affiliate (b)	57,191	36,191

Stockholders’ equity	848,349	814,172

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,376,910	$2,291,863

See attached notes.

Airgas 1Q Earnings Release/Page 6 of 8
AIRGAS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	June 30, 2005	June 30, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$29,647	$22,116
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	29,259	23,929
Amortization	1,299	1,433
Deferred income taxes	11,100	6,600
Gain on divestiture	—	(380)
Loss on sales of plant and equipment	122	211
Minority interest in earnings	522	452
Stock issued for employee stock purchase plan	2,514	2,327
Changes in assets and liabilities, excluding effects of business acquisitions and divestitures:
Securitization of trade receivables	24,700	8,900
Trade receivables, net	(12,938)	(2,892)
Inventories, net	(3,555)	(18,749)
Prepaid expenses and other current assets	8,954	4,354
Accounts payable, trade	(13,883)	(12,264)
Accrued expenses and other current liabilities	(3,944)	(6,730)
Other long-term assets	2,974	361
Other long-term liabilities	(272)	(1,140)

Net cash provided by operating activities	76,499	28,528

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(47,265)	(26,634)
Proceeds from sales of plant and equipment	735	678
Proceeds from divestitures	—	828
Business acquisitions, holdbacks and other settlements of acquisition related liabilities	(72,850)	(528)
Other, net	398	(16)

Net cash used in investing activities	(118,982)	(25,672)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	187,008	62,369
Repayment of debt	(176,525)	(77,353)
Minority interest in earnings	(522)	(452)
Minority stockholder note prepayment (b)	21,000	—
Exercise of stock options	5,387	8,836
Dividends paid to stockholders	(4,631)	(3,369)
Cash overdraft	13,425	11,575

Net cash provided by financing activities	45,142	1,606

Change in cash	$2,659	$4,462
Cash – Beginning of period	32,640	25,062

Cash – End of period	$35,299	$29,524

See attached notes.

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Notes:

(a)	The Company participates in a securitization agreement with two commercial banks to sell up to $225 million of qualified trade receivables. Net proceeds from the securitization were used to reduce borrowings under the Company’s revolving credit facilities. The amount of outstanding receivables under the agreement was $214.6 million and $189.9 million at June 30, 2005 and March 31, 2005, respectively.

(b)	On June 6, 2005, the Company’s consolidated affiliate, National Welders, entered into an agreement with its preferred stockholders under which the preferred stockholders prepaid their $21 million note payable to National Welders. National Welders used the proceeds from the prepayment of the preferred stockholders’ note to pay-off its $21 million term loan, which had been collateralized by the preferred stockholders’ note. The preferred stockholders’ note payable to National Welders had been reflected as a reduction of “Minority interest in affiliate” in the consolidated financial statements of the Company. Consequently, the prepayment of the preferred stockholders’ note resulted in a $21 million increase to the Company’s “Minority interest in affiliate.” Additionally, the preferred stockholders and National Welders agreed to modify the dates between which the preferred stockholders have the option to redeem their preferred stock for cash or Airgas common stock to commence in June 2005 and expire in June 2009.

(c)	Business segment information for the Company’s Distribution and All Other Operations segments is shown below:

	(Unaudited)				(Unaudited)
	Three Months Ended				Three Months Ended
	June 30, 2005				June 30, 2004
(In thousands)	Dist.	All Other Ops.	Elim	Combined	Dist.	All Other Ops.	Elim	Combined
Gas and rent	$299,857	$92,680	$(13,617)	$378,920	$228,578	$77,169	$(10,438)	$295,309
Hardgoods	294,211	18,811	(1,267)	311,755	233,809	15,794	(895)	248,708

Total net sales	594,068	111,491	(14,884)	690,675	462,387	92,963	(11,333)	544,017

Cost of products sold, excluding deprec. expense	304,959	52,789	(14,884)	342,864	236,096	41,458	(11,333)	266,221
Selling, distribution and administrative expenses	216,180	37,765		253,945	171,100	32,962		204,062
Depreciation expense	22,962	6,297		29,259	17,997	5,932		23,929
Amortization expense	1,161	138		1,299	1,265	168		1,433

Operating income	48,806	14,502		63,308	35,929	12,443		48,372

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Reconciliation of Non-GAAP Financial Measures (Unaudited)
Free Cash Flow:
Reconciliation of net cash provided by operating activities per the Consolidated Statement of Cash Flows to Free Cash Flow:

	Quarter Ended	Quarter Ended
(Amounts in thousands)	June 30, 2005	June 30, 2004
Net cash provided by operating activities	$76,499	$28,528
Less net cash provided by operating activities of NWS (1)	(3,445)	(5,249)

Plus:
Management fees paid by NWS (1)	298	263
Operating lease buyouts	941	922
Proceeds from sale of PP&E	735	678

Less:
Cash provided by the securitization of trade receivables	(24,700)	(8,900)
Capital expenditures	(47,265)	(26,634)
Add back capital expenditures of NWS (1)	4,409	1,555

Free Cash Flow	$7,472	$(8,837)

Free Cash Flow provides investors meaningful insight into the Company’s ability to generate cash from operations, which can be used at management’s discretion for acquisitions, the prepayment of debt or to support other investing and financing activities.

(1)	National Welders Supply Co. (“NWS”) is a consolidated corporate joint venture meeting the definition of a variable interest entity and for which the Company is the primary beneficiary as described under FIN 46R. The liabilities of NWS are non-recourse to the Company. Likewise, the cash flows in excess of a management fee paid by NWS are not available to the Company. Accordingly, the cash flows of NWS have been excluded from the Company’s non-GAAP liquidity measures.
Adjusted Debt:
Reconciliation of the change in debt per the Balance Sheet to the increase in debt adjusted for the non-recourse debt of NWS, off-balance sheet financing and non-cash interest rate hedging (“adjusted debt”):

(Amounts in thousands)	June 30, 2005	March 31, 2005	Change in Adjusted Debt
Debt	$819,836	$808,583	$11,253
Adjustments to Debt:
Securitization of trade receivables	214,600	189,900	24,700
National Welders – non-recourse debt (1)	(45,764)	(66,019)	20,255
Interest rate swap agreements	(3,539)	(3,948)	409

Adjusted Debt	$985,133	$928,516	$56,617

(1)	In calculating the Adjusted Debt measure, the debt of the NWS joint venture has been excluded because the debt is non-recourse to Airgas.
The Company uses Adjusted Debt to provide investors with a more meaningful measure of the change in the Company’s obligation to repay debt by adjusting for the non-recourse debt of NWS, non-cash interest rate hedging and funds received (or repaid) under the trade receivables securitization program.